AGREEMENT


                  For valuable consideration given by Richard W. Cohen ("Cohen") to Eastlake Securities, Inc. ("Eastlake") in connection with Eastlake's acquisition for $325,000, of a 6% Convertible Note Due August 31, 2001, dated August 31, 1996 made by Quality Products, Inc. to PI, Inc. in the principal amount of $500,000 (the "Note"), and in further consideration of the promises set forth below, Eastlake and Cohen agree as follows:
       1. Cohen has a 50% interest in the Note and in all proceeds therefrom, including payments of principal and interest, shares of stock issued upon conversion of the Note ("Note Shares") and net proceeds of any sale of all or any part of the Note or Note Shares.
       2. Cohen shall pay Eastlake within 30 days of written demand by Eastlake, the sum of $162,500.

Dated:   August 7, 1997
         New York, New York


                                                EASTLAKE SECURITIES, INC.


                                                 By: /s/Murray Koppelman
                                                 -----------------------
                                              Murray Koppelman, President




                                                   /s/Richard W. Cohen
                                                  -------------------
                                                   Richard W. Cohen